Exhibit 99.2

Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Halliburton Investor Relations
Geralyn DeBusk, President, or Hala Elsherbini, COO
972-458-8000

Beacon Enterprise Solutions Awarded New Engagements Worth $2.3 Million in 2011

LOUISVILLE, KY, December 16, 2010 — Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS), today announces two new engagements collectively worth approximately $2.3M have been awarded with a Global Fortune 100 client ($2M) and through the Company’s Master Marketing Agreement ($0.3M) with Controlco Sustainable Solutions Group (CSSG), which was announced November 29, 2010.

“We are excited to broaden the project scope with this Global 100 client and to start on-boarding the first joint client in our marketing relationship with Controlco,” stated Bruce Widener, COO of Beacon Solutions.  “Most importantly, 100% of the $2.3M in expected revenue is new organic growth that we should realize in the first half of 2011 and is not part of our previously announced Project Backlog.  Our sales teams are utilizing our channel strategy to bring on new clients as well as to increase business with existing clients.”

Under the Global Fortune 100 engagement, Beacon will utilize two of its four ITS disciplines, Service Delivery Management (SDM) and ITS Engineering (IE) for the purpose of completing ITS infrastructure assessments in 28 client sites initially and 210 other locations throughout the project.  The client sites are in locations through-out the world, including North America, Europe, Asia Pacific, South America and Mexico.

The second engagement was solidified through the Company’s Master Marketing Agreement with Controlco to pursue joint ITS infrastructure clients.  The scope of work for the first joint project will be performed by Beacon’s ITS Construction Management (ICM) technical business unit and focuses on providing energy management data to the client through the installation of electrical power metering and supporting network infrastructure for a number of United States based retail shopping centers.

“This first project consummates our commercial relationship with Controlco and is evidence of the demand for services within the Smart Enterprise vertical market, launched at the beginning of this fiscal year,” stated Jerry Bowman, COO of Beacon.  “Our US-based teams have been training and doing site assessments for several weeks in preparation for the launch of this project prior to year’s end.  We look forward to working with Controlco on this project and other marquee client initiatives as our relationship continues to evolve.  This project holds promise to be the start of many projects with CCSG in what we consider to be a strong growth-vertical for Beacon.”

Aggregate Future Value of Project Backlog

Aggregate Future Value of Project Backlog reflects the projected revenue impact of existing engagements over a one to four year period and is subject to change as work is completed and/or the scope of various engagements changes over time. This number includes the projected value of previously announced, multi-year ITS managed services engagements as well as short-term projects for which the Company has been engaged to provide ITS Engineering (IE), Service Delivery Management (SDM), ITS Contract Services (ICS) and/or ITS Construction Management (ICM).

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management.  Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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